EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

Year-over-Year Revenue Up 36%;

Continued Strong Revenue and Earnings Growth for the Quarter

Spokane, WA— August 23, 2005 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and fiscal year ended July 2, 2005.

For the fourth quarter of fiscal 2005, Key Tronic reported total revenue of $53.2 million, up 20% from $44.4 million for the fourth quarter of fiscal 2004 and up 7% from $49.7 million in the previous quarter. For the full year of fiscal 2005, total revenue was $202.9 million, up 36% from $148.9 million for fiscal 2004.

Net income for the fourth quarter of fiscal 2005 was $2.8 million or $0.28 per diluted share, up from $265,000 or $0.03 per share for the fourth quarter of fiscal 2004 and up from $852,000 or $0.09 per share for the previous quarter. The results for the fourth quarter of fiscal 2005 included a gain on life insurance proceeds paid on policies insuring a former executive and a foreign tax benefit totaling approximately $1.3 million or $0.13 per share. For the full year of fiscal 2005, net income was $4.4 million or $0.44 per diluted share, up from $110,000 or $0.01 per share for fiscal 2004.

“We are pleased with our strong sales growth and improved production efficiencies which drove increased operating income and earnings in the fourth quarter and throughout fiscal 2005,” said Jack Oehlke, President and Chief Executive Officer. “During the fourth quarter, our growth was driven by increased production on programs for both established and new customers from a wide range of industries, including telecommunications, home safety, toys and specialty printers and components. We also completed the purchase of a new facility in Juarez, Mexico, and shifted our operations in Las Cruces, New Mexico, to Juarez. This consolidation is expected to provide future operating efficiencies. The Las Cruces real estate is now being held for sale.”

“For the year, we executed our strategy and surpassed the average growth rate and margins for our industry. We also continued to broaden our customer base by winning new programs for hospital equipment, medical technology and consumer electronics, which are expected to get underway in coming periods. Moving into fiscal 2006, we anticipate our revenue from some existing programs will decline, but we continue to pursue new programs and focus on improving operating efficiencies, controlling costs and maintaining profitability. Our reputation as a strong competitor for EMS business continues to grow and we are increasingly well-positioned to capitalize on the long-term opportunities ahead.”

In the first quarter of fiscal 2006, the Company expects revenue in the range of $42 million to $47 million and earnings between $0.06 and $0.10 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11035430). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2006. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Year Ended
	July 2 2005	July 3 2004	July 2 2005	July 3 2004
Net sales	$53,151	$44,366	$202,877	$148,901
Cost of sales	48,280	40,807	186,417	135,664

Gross profit on sales	4,871	3,559	16,460	13,237
Operating expenses (income):
Research, development and engineering	754	657	2,880	2,583
Selling	651	555	2,229	1,900
General and administrative	1,726	1,697	6,966	6,965
Gain on life insurance proceeds	(1,060)	—	(1,060)	—

	2,071	2,909	11,015	11,448
Operating income	2,800	650	5,445	1,789
Interest expense	255	296	1,158	1,091
Other income	(1)	—	(14)	(23)

Income before income taxes	2,546	354	4,301	721
Income tax provision (benefit)	(222)	89	(75)	611

Net income	$2,768	$265	$4,376	$110

Earnings per share:
Earnings per common share - basic	$0.29	$0.03	$0.45	$0.01
Weighted average shares O/S - basic	9,692	9,675	9,684	9,673
Earnings per common share - diluted	$0.28	$0.03	$0.44	$0.01
Weighted average shares O/S - diluted	9,939	10,007	9,926	9,793

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 2 2005	July 3 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,463	$600
Trade receivables - net	24,191	24,439
Inventories	29,712	27,848
Other	3,482	1,833

Total current assets	58,848	54,720
Property, plant and equipment, net	10,011	11,131
Other Assets:
Restricted cash	1,158	705
Real estate held for sale	1,693	—
Other - net	426	617
Goodwill - net	765	765

Total other assets	4,042	2,087
Total Assets	$72,901	$67,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$735	$606
Accounts payable	25,475	24,354
Accrued compensation and vacation	5,241	4,015
Litigation settlement	812	925
Other	3,579	1,352

Total current liabilities	35,842	31,252
Long-Term Liabilities:
Revolving loan	7,412	10,851
Litigation settlement	—	1,536
Other	2,008	1,065

Total long-term liabilities	9,420	13,452
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,694 and 9,676 shares	38,426	38,397
Retained deficit	(10,787)	(15,163)

Total shareholders’ equity	27,639	23,234

Total Liabilities and Shareholders’ Equity	$72,901	$67,938